Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16641, No. 333-16639, No. 333-58805 and No. 333-75617) pertaining to the SCP Pool Corporation Non-Employee Directors Equity Incentive Plan, the SCP Pool Corporation 1995 Stock Option Plan, the SCP Pool Corporation Employee Stock Purchase Plan and the SCP Corporation 1998 Stock Option Plan of our report dated February 13, 2001, with respect to the consolidated financial statements and schedule of SCP Pool Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/S/ERNST & YOUNG LLP

New Orleans, Louisiana
March 22, 2001